EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Pzena Investment Management, LLC

Fund Name:

Pzena Mid Cap Value Fund
Pzena Emerging Markets Value Fund
Pzena Small Cap Value Fund
Pzena International Small Cap Value Fund
Pzena International Value Fund

Share Class	Minimum Investment[1]	Maximum Initial Sales Charge	Maximum CDSC	Maximum Rule 12b1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee

Investor Class	Regular Accounts - $5,000; Retirement Accounts - $1,000	None	None	0.25%	0.10%	None
Institutional Class	$1,000,000	None	None	None	None	None
•The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.

(as amended on June 9-10, 2021, to add Pzena International Value Fund; remove Pzena Long/Short Fund; and remove redemption fees)

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